UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

ENOVA INTERNATIONAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-35503	45-3190813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 West Jackson Boulevard
Chicago, Illinois		60604
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 568-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.00001 par value per share	ENVA	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2022, Enova International, Inc. (the “Company”) and certain of its subsidiaries entered into that certain Amended and Restated Credit Agreement (the “A&R Credit Agreement”) with the lenders from time to time party thereto, Bank of Montreal, as administrative agent and collateral agent, and BMO Capital Markets, Axos Bank, and Synovus Bank, as the joint lead arrangers and joint lead bookrunners. The A&R Credit Agreement amends and restates the existing Credit Agreement, dated as of June 30, 2017 (as previously amended, the “Existing Credit Agreement”), by and among the Company, certain of its subsidiaries, the lenders from time to time party thereto, and TBK Bank, SSB, as administrative agent, in its entirety. The A&R Credit Agreement provides for a secured asset-backed revolving credit facility in an aggregate principal amount of up to $440.0 million, with a $20.0 million letter of credit sublimit and a $10.0 million swingline loan sublimit. The proceeds of the loans under the A&R Credit Agreement may be used for working capital and other general business purposes.

The loans bear interest, at the Company’s option, at the base rate plus 0.75% or the SOFR rate plus 3.50%. In addition to customary fees for a credit facility of this size and type, the A&R Credit Agreement provides for payment of a commitment fee calculated with respect to the unused portion of the commitment, and ranges from 0.15% per annum to 0.50% per annum depending on usage. The A&R Credit Agreement contains certain prepayment penalties if it is terminated on or before the first and second anniversary dates, subject to certain exceptions. The loans mature on June 30, 2026.

The A&R Credit Agreement, similar to the Existing Credit Agreement, contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, enter into certain transactions with affiliates, make restricted payments, and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. The A&R Credit Agreement, similar to the Existing Credit Agreement, includes financial maintenance covenants, which require the Company to maintain compliance with a minimum fixed charge coverage ratio and a maximum consolidated leverage ratio, each determined in accordance with the terms of the A&R Credit Agreement. The A&R Credit Agreement also contains environmental, social, and governance provisions allowing amendment of the A&R Credit Agreement to reflect subsequently agreed upon key performance indicators with respect to sustainability targets, achievement of which would result in adjustments to the commitment fee and applicable margins.

The foregoing description of the A&R Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the A&R Credit Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENOVA INTERNATIONAL, INC.

Date:	June 27, 2022	By:	/s/ Sean Rahilly
Sean Rahilly General Counsel & Secretary